EXHIBIT 99.1

Industry Veteran, Brian T. Shea, Appointed to WisdomTree Board of Directors

Shea to Replace Jarrett Lilien, Now WisdomTree EVP and Head of Emerging Technologies

New York, NY - (GlobeNewswire) – April 25, 2018 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced that Brian T. Shea, former Vice Chairman and Chief Executive Officer of Investment Services at BNY Mellon, has been appointed to the Board of Directors. Mr. Shea replaces Jarrett Lilien, who stepped down from his role on the board in December 2017 and joined the firm’s executive management team as Executive Vice President and Head of Emerging Technologies.

Jonathan Steinberg, WisdomTree President and CEO, said, “It is my pleasure to welcome Brian to WisdomTree’s Board. Brian brings substantial investment services, leadership, technology and operational experience that will be a tremendous asset to our company, helping to maximize shareholder value and grow our business globally.”

Brian T. Shea was most recently Vice Chairman and Chief Executive Officer of Investment Services at BNY Mellon, and oversaw global enterprise operations and technology for the firm. Previously, Mr. Shea was Chairman and Chief Executive Officer of Pershing, LLC. Mr. Shea served on the Board of Directors of the Depository Trust & Clearing Corporation and the Insured Retirement Institute. He was a member of the Board of Governors of the Financial Industry Regulatory Authority (FINRA), and served on its Dispute Resolution Board. He also was Chairman of FINRA’s National Adjudicatory Council and Membership Committee. Additionally, Mr. Shea served as Chairman of the Membership Committee of the Securities Industry and Financial Markets Authority, and twice received the Chairman’s Award for distinguished service. He currently serves on the Board of Trustees of St. John’s University and several other not-for-profit boards. Mr. Shea received his B.S. in Business Management from St. John’s University, and an M.B.A. in Finance from Pace University.

More information on WisdomTree’s Board of Directors can be found here.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Japan and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $63.5 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact Information:

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom / Kylie Scott

+1.917.267.3735 / +1.917.267.3860

jzaloom@wisdomtree.com / kscott@wisdomtree.com

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com